Issuer Free Writing Prospectus dated June 8, 2026 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated June 8, 2026 and the Prospectus dated

December 5, 2025 (Registration No. 333-291951)

Pricing Term Sheet

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	5.100% Senior Notes due 2031 (the “Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	June 8, 2026

Settlement Date:	June 11, 2026 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-291951)

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

Co-Managers:	Banco Bradesco BBI S.A.
ICBC Standard Bank Plc
ING Financial Markets LLC
Cabrera Capital Markets LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	September 15, 2031

Public Offering Price:	99.857%, plus accrued and unpaid interest, if any, from June 11, 2026

Benchmark Treasury:	4.125% due May 31, 2031

Benchmark Treasury Price and Yield:	99-10+; 4.276%

Spread to Benchmark Treasury:	+85 bps

Yield to Maturity:	5.126%

Coupon:	5.100%

Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2027

Day Count Convention:	30 / 360

Optional Redemption:	Par call on August 15, 2031 (the date that is one month prior to the stated maturity date). Prior to the par call date, make-whole at T+15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XFR2 / US37045XFR26

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BNP Paribas Securities Corp. at 1-800-854-5674, Mizuho Securities USA LLC at 1-866-271-7403, Morgan Stanley & Co. LLC at 1-212-507-8999, SG Americas Securities, LLC at 1-855-881-2108, SMBC Nikko Securities America, Inc. at 1-888-868-6856, and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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